Exhibit 10.1

May 28, 2024

PERSONAL AND CONFIDENTIAL

Vered Bisker-Leib

Re: Separation Agreement

Dear Vered:

As we have discussed, this letter confirms your separation from employment with Compass Therapeutics, Inc. (the “Company”), and your resignation from your Board and officer positions with the Company, effective on May 28, 2024 (the “Employment Separation Date”).

The Company greatly appreciates your years of service and wishes to facilitate a smooth transition of your employment. In that spirit, this letter proposes an agreement between you and the Company under which you would receive: (i) the severance benefits described in Section 5 (“Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period”) of your Employment Agreement with the Company dated January 8, 2024 (the “Employment Agreement”), plus additional compensation as provided below; (ii) a consulting agreement, attached as Exhibit A, under which you would provide services after the Employment Separation Date as a Senior Consultant to the Company, and under which your equity rights would continue to vest, subject to the applicable Equity Documents (as defined below);; and (iii) an extended exercise period for your vested Company stock options.

This Agreement is the “Separation Agreement and Release” referred to in the Employment Agreement and shall serve as notice of the termination of your employment without Cause under the Employment Agreement. Capitalized but undefined terms in this Agreement are defined in the Employment Agreement.

Regardless of whether you sign this Agreement:

•	As provided in Section 3 of the Employment Agreement, the Company shall pay or provide to you on the Separation Date: (i) any Base Salary earned through the Employment Separation Date; (ii) any unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement, provided you have provided the Company with sufficient documentation of same subject to the Company’s expense reimbursement policies and practices); (iii) any vested benefits you may have under any employee benefit plan of the Company through the Employment Separation Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

•	As provided in Section 8(a) of the Employment Agreement, the terms of the Invention, Non-Competition and Non-Disclosure Agreement dated December 1, 2017 (the “Restrictive Covenants Agreement”), between you and Company, Section 8 of the Employment Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants (the “Continuing Obligations”) remain unaltered, unamended and in full force and effect.

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•	Your equity rights shall remain subject in all respects to the applicable equity agreements and the Company’s equity plan (the “Equity Documents”).

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. You and the Company agree as follows:

1.                  Severance Benefits. The Company shall provide you with the severance benefits provided under Section 5(a) of the Employment Agreement, i.e.:

(a)               The Company shall pay you an amount equal to eighteen (18) months of your Base Salary (as defined in the Employment Agreement) continuation (the “Severance Amount”). Such Severance Amount shall be paid out in substantially equal installments as salary continuation in accordance with the Company’s payroll practice, commencing within 60 days after the Employment Separation Date; and

(b)               Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the end of the period during which the Severance Amount is paid; (B) your eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your continuation rights under COBRA. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

Subsections (a) and (b) collectively are the “Severance Benefits.”

2.                  Consulting Agreement

Contemporaneously with the signing of this Agreement, you agree to sign and comply with the Consulting Agreement attached as Exhibit A (the “Consulting Agreement”). During your service relationship under the Consulting Agreement (defined in the Consulting Agreement as the “Consulting Period”), your equity rights (as in effect as of the Employment Separation Date) will continue to vest, subject in all respects to the Equity Documents.

3.                  Extended Option Exercise Period

Subject to the approval of the Company’s Board of Directors (the “Board”), the period during which you may exercise your vested Company stock options shall be extended until the six (6) month anniversary of the Consulting End Date (as defined in the Consulting Agreement) , but in no event later than the expiration date of such Options (the “Exercise Period Extension”). You acknowledge that as a result of the Exercise Period Extension, to the extent your stock options were incentive stock options, your stock options will convert from incentive stock options to nonqualified stock options, subject to applicable law. You are advised to seek tax guidance from your personal tax advisors with regard to the effect of the Exercise Period Extension on the tax treatment of your stock options.

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4.                  Legal Fees.

The Company will reimburse you for up to $15,000 of legal fees spent in the review and negotiation of this Agreement and the Consulting Agreement subject to your provision to the Company of an invoice from your attorney reflecting such fees (provided that such invoice will not include a description of the services as such information is privileged).

5.                  Release of Claims

As required by the Employment Agreement, and in consideration for, among other terms, your eligibility for the Severance Benefits, Consulting Agreement and Exercise Period extension, you, on behalf of yourself and your heirs, administrators, representatives, successors and assigns (together with you, the “Releasors”), voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former employees, officers, directors, shareholders, interest holders, managers, members, partners, investors, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you or any other Releasor have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
•	of retaliation or discrimination under federal, state or local law (including, without limitation, claims under the Age Discrimination in Employment Act);
•	under any other federal or state statute;
•	under MGL c. 151B
•	for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise;
•	under or relating to the Employment Agreement; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement; your rights to indemnification under the Company’s bylaws; your rights to directors’ and officers’ insurance coverage under the terms of any applicable director and officers’ insurance coverage policy; your rights to the Accrued Obligations; your rights to vested benefits; and your rights to unemployment insurance benefits.

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You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You specifically represent that you are not due to receive any commissions or other incentive compensation from the Company.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

6.                  Nondisparagement and Press Release regarding Departure and Transition

Subject to the “Protected Activities” Section below, you agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. The Company will instruct its C-Suite executives not to disparage you. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding. The Company will share with you a press release that will include a statement by the Chairman of the Board (Carl Gordon) thanking you for your service and announcing that you will continue as a Senior Consultant.

7.                  Resignations from Other Positions.

As provided in Section 1(b) of your Employment Agreement, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any officer and board member positions of its respective subsidiaries and affiliates upon the Employment Separation Date. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

8.                  Transition of Information and Access.

You agree to (i) execute such documentation as the Company or its applicable affiliate reasonably requires to effectuate such resignations; and (ii) take such steps as the Company (or its applicable affiliate) reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable affiliate. You will be allowed to keep your laptop for the time that you serve as a Senior Consultant to the Company, provided that you provide your laptop to the Company promptly following the Employment Separation Date to ensure that Company property and confidential information are removed by the Company.

9.                  Confidentiality of Agreement-Related Information; Other Obligations

Subject to the “Protected Activities” Section below, you agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your immediate family, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential and to such persons at the Company who are involved in the negotiation and execution of this Agreement including Ellen Chiniara, and as required by law. You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order. To the extent you have not assigned any developments or intellectual property rights to the Company that are related to the Company’s business activities or were made using the Company’s time, equipment or resources, you hereby assign such developments and intellectual property rights to the Company, to the fullest extent permitted by law. You agree to promptly return all Company property to the Company except that you may keep your laptop, solely to the extent permitted by this Agreement during the Consulting Period; not to disclose or use any Company confidential information at any time except as is necessary and in the Company’s best interest in your performance of the Consulting Services; not to represent yourself as currently employed or engaged by the Company after the Employment Separation Date other than as a Senior Consultant during the applicable consulting period; subject to the “Protected Activities” Section below, to cooperate with the Company in any future dispute or intellectual property matter; and to notify future employers of your Continuing Obligations.

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10.              Protected Activities

Nothing contained in this Agreement or in any other agreement with the Company limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action) but the Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

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11.              Defend Trade Secrets Act Notice.

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

12.              Other Provisions

(a)               Termination and Return of Payments; Certain Remedies. If you breach any of your obligations under this Agreement or your other obligations to the Company, including without limitation your Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach (including without limitation injunctive relief), the Company shall have the right to terminate and/or enforce the return of its payments to you or for your benefit under this Agreement, terminate the Extended Exercise Period and/or terminate your service under the Consulting Agreement. Such remedies in the event of your breach will not affect your continuing obligations under, or your release of Claims under, this Agreement or under the Continuing Obligations. Without limiting the Company’s remedies hereunder, if the Company prevails in any action to enforce this Agreement or in any other legal action between you and the Company, then you shall be liable to the Company for the reasonable attorneys’ fees and costs incurred by the Company in connection with any such action; and if you prevail in such action then the Company shall be liable to you for your reasonable attorneys’ fees and costs incurred by you in connection with such action.

(b)               Enforceability; Taxes. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The Company may assign this Agreement to any other person or entity. You may not assign this Agreement. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

(c)               Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d)               Jurisdiction; Governing Law; Interpretation. Except as expressly otherwise provided in the Equity Documents or the Continuing Obligations, the provisions of Section 9 (Consent to Jurisdiction), 10 (Waiver of Jury Trial) and 20 (Governing Law) of the Employment Agreement shall govern any disputes under this Agreement or otherwise relating to your employment.

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(e)               Entire Agreement. This Agreement, the Equity Documents and the Continuing Obligations (which are incorporated herein by reference) constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company.

(f)                Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement (the “Revocation Period”), you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).

(g)               Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

The Company

By: ______________________________	__________________________
Thomas Schuetz	Date
President

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

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____________________________________	__________________________________
Vered Bisker-Leib	Date

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EXHIBIT A